Exhibit 99.1

FOR IMMEDIATE RELEASE

Community Bank Shares of Indiana, Inc. reports third quarter net income available to common shareholders of $1.4 million and fourth quarter dividend

Community Bank Shares of Indiana, Inc. reported third quarter net income available to common shareholders of $1.4 million and earnings per diluted common share of $0.42, an increase of 100% over the linked quarter in 2009.  The Company also announced today that, on October 26, 2010, its board of directors approved a quarterly cash dividend on the Company’s common stock of $0.10 per share payable on November 24, 2010 to shareholders of record at the close of business on November 8, 2010.

The Company’s consolidated condensed statements of income and credit quality metrics are as follows:

	Three Months Ended September 30,		Nine Months Ended September 30,
	2010	2009	2010	2009
	(In thousands, except per share data)		(In thousands, except per share data)
Interest income	$8,801	$9,817	$27,245	$29,584
Interest expense	2,008	3,725	6,251	12,223
Net interest income	6,793	6,092	20,994	17,361
Provision for loan losses	605	30	2,908	15,440
Non-interest income	1,570	478	5,502	4,764
Non-interest expense	5,648	5,501	16,879	35,068
Income (loss) before income taxes	2,110	1,039	6,709	(28,383)
Income tax expense (benefit)	433	82	1,425	(5,093)
Net income (loss)	$1,677	$957	$5,284	$(23,290)
Preferred stock dividends and discount accretion	(266)	(265)	(799)	(356)
Net income (loss) available to common shareholders	$1,411	$692	$4,485	$(23,646)
Basic earnings (loss) per common share	$0.43	$0.21	$1.37	$(7.27)
Diluted earnings (loss) per common share	$0.42	$0.21	$1.35	$(7.27)

	Quarter Ended
	September 30, 2010	December 31, 2009	September 30, 2009

Non-Performing Assets to Total Assets	3.42%	4.44%	4.66%
Allowance for Loan Losses to Total Loans	2.46	2.80	3.14

The following points summarize significant financial statement items for the three and nine months ended September, 2010.

•	Net income available to common shareholders of $1.4 million, compared to $692,000 for the third quarter of 2009.

•	Tangible book value per common share is $13.31 as of September 30, 2010.

•
Net interest margin on a tax equivalent basis decreased from 4.02% for the second quarter of 2010 to 3.76% in the third quarter primarily mostly as a result of an increase in on-balance sheet liquidity and lower yields on cash reinvested in investment securities.

•	Non-interest deposits have increased by $28.2 million, or 26%, from December 31, 2009 to September 30, 2010.

•	Provision for loan losses for the quarter ended September 30, 2010 was $605,000 as compared to $1.2 million during the period ending June 30, 2010.

•
Non-performing assets decreased from 3.66% of total assets at the end of the second quarter of 2010 to 3.42% as of September 30, 2010.  The decrease in non-performing assets was primarily due to a reduction in foreclosed and repossessed assets during the third quarter.

•
Non-interest income for the third quarter of 2010 was impacted by a gain of $197,000 realized on the sale of available for sale securities and an other-than-temporary impairment charge of $146,000 on one of the Company’s investment securities.  The Company recorded an other-than-temporary impairment charge of $1.1 million in the third quarter of 2009.

•
Net-interest income has increased $3.6 million, or 21%, through the nine months ended September 30, 2010 as compared to the same period in 2009 mostly as a result of the prepayment of $67.0 million of FHLB advances in 2009 and 2010, which had a weighted average cost of 6.03%.

•
Non-interest expenses decreased $18.2 million through the first three quarters of 2010 most of which was due to a $16.2 million goodwill and other intangible asset impairment charge recognized in 2009 that was not repeated in 2010.

James Rickard, President and Chief Executive Officer, commented, “We are proud of the progress we have made over the last few years, especially in light of the challenging economic environment that is likely to persist for some time to come.  We have been and will continue to be focused on those things that we can control.  One example is our effort to realign the funding side of our balance sheet by focusing on low-cost deposit growth.  Our team has done a good job in this area, achieving 26% growth in non-interest deposits during 2010.  Another example is the commitment to the local communities we serve.  Our team members serve on over 25 non-profit boards, participate in well over 50 associations and clubs, and donated over 750 hours of their time during the past three months serving great causes in our local communities.  The cornerstone of our business model is exceptional service, and that philosophy becomes a part of everything we do.

Rickard continued, “A major part of our strategic focus will center on leveraging technology to improve all aspects of our business and improve the customer experience.  In recent months, we launched an iPhone mobile banking application to provide customers with another option to access their account information securely.  Keeping the customer at the heart of everything we do will be critical as we invest in new technologies, but we also realize that technology will only get us so far and that great businesses are built with great people.  Investing in our people will continue to be a top strategic priority.  We look forward to maximizing the opportunities both for our Company and the local communities in which we live and work.”

About Community Bank Shares of Indiana, Inc.
Community Bank Shares of Indiana, Inc. was formed in 1991 as the nation’s first ever mutual holding company.  In 1995 the company went public under the NASDAQ symbol CBIN.  Today, Community Bank Shares of Indiana ,Inc. is Southeastern Indiana’s largest locally owned and headquartered bank holding company and includes Your Community Bank and The Scott County State Bank.  The mission statement of Community Bank Shares of Indiana reflects its purpose: “Achieving financial goals through exceptional people and exceptional service.” Community Bank Shares of Indiana strives to help shareholders, customers, employees, and our communities achieve their respective financial goals by empowering talented individuals to provide a level of unmatched customer service.  To learn more about us, please visit www.yourcommunitybank.com and www.scottcountystatebank.com.

Statements in this press release relating to the Company’s plans, objectives, or future performance are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements are based on management's current expectations. The Company’s actual strategies and results in future periods may differ materially from those currently expected due to various risks and uncertainties, including those discussed in the Company’s 2009 Form 10-K and subsequent 10-Qs filed with the Securities and Exchange Commission.

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CONTACT:
Paul Chrisco
CFO
Community Bank Shares of Indiana, Inc.
812-981-7375